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                                                                     Exhibit 3.1

                         CERTIFICATE OF AMENDMENT TO THE
                    RESTATED CERTIFICATE OF INCORPORATION OF
                             BURR-BROWN CORPORATION

         The undersigned, being the Chairman, President and Chief Executive Officer, and the Secretary, respectively, of BURR-BROWN CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certify that:

         1. The first paragraph of Article FOURTH of the Restated Certificate of Incorporation of this corporation, as amended, is amended to read in its entirety as follows:

                           FOURTH: The Corporation shall be authorized to issue
                  two classes of shares of stock to be designated, respectively, "Preferred Stock" and "Common Stock." The total number of shares which the Corporation shall have authority to issue is Two Hundred Forty-Two Million (242,000,000) and the aggregate par value of all shares of stock that are to have a par value shall be Two Million Four Hundred Twenty Thousand Dollars ($2,420,000). The total number of shares of Preferred Stock shall be Two Million (2,000,000) and the par value of each share of such class shall be One Cent ($.01). The total number of shares of Common Stock shall be Two Hundred Forty Million (240,000,000) and the par value of each share of such class shall be One Cent ($.01)."

         2. Said Amendment has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law, by approval of the Board of Directors of the Corporation and by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote.

         IN WITNESS WHEREOF, Burr-Brown Corporation has caused this Certificate of Amendment to be signed by its Chairman, President and Chief Executive Officer and attested by its Secretary, this 15th day of May, 2000.

                                 BURR-BROWN CORPORATION



By:                              /s/ Syrus P. Madavi
                                 Syrus P. Madavi
                                 Chairman, President and Chief Executive Officer
Attest:

/s/ Bradley S. Paulson
-----------------------------
Bradley S. Paulson
Secretary and General Counsel